Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS RECORD
SECOND QUARTER 2024 RESULTS AND INCREASES
FULL-YEAR 2024 PRODUCTION GUIDANCE

DALLAS, Texas, July 23, 2024 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported record financial and operating results for the second quarter of 2024. A short slide presentation summarizing the highlights of Matador’s second quarter 2024 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Full-Year 2024 Guidance Update

Effective July 23, 2024, Matador increased its full-year 2024 guidance range for total oil and natural gas equivalent production, oil production and natural gas production as set forth in the table below. This increased production guidance does not yet include any expected production from Matador’s anticipated acquisition of a subsidiary of Ameredev II Parent, LLC (“Ameredev”). The Ameredev acquisition is expected to close late in the third quarter of 2024, subject to customary closing conditions, including regulatory approval.

Production	Prior Full-Year 2024 Guidance Range	New Full-Year 2024 Guidance Range(1)	Difference(2)
Total, BOE per day	153,000 to 159,000	158,500 to 163,500	+3.2%
Oil, Bbl per day	91,000 to 95,000	93,500 to 96,500	+2.2%
Natural Gas, MMcf per day	370.0 to 386.0	390.0 to 402.0	+4.8%

(1) Does not include any production associated with the pending Ameredev acquisition that is expected to close late in the third quarter of 2024, subject to customary closing conditions, including regulatory approval.
(2) The midpoint of guidance provided on July 23, 2024 as compared to the midpoint of guidance provided on February 20, 2024.

For highlights of Matador’s second quarter 2024 operational and financial results, please see “Second Quarter 2024 Matador Operational and Financial Highlights” on page 4 of this earnings release. For comparisons of our second quarter 2024 operational and financial results to prior periods, please see “Operational and Financial Update” beginning on page 4 of this earnings release. For a description of certain selected financial and operating items, please see “Selected Financial and Operating Items” on page 9 of this earnings release.

Management Commentary

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador’s second quarter of 2024 was one of the most important quarters in the company’s history. Matador not only achieved record production results and substantial cost savings but also entered into an agreement to complete our largest acquisition to date – the acquisition of Ameredev for $1.905 billion (subject to customary closing adjustments), which is expected to close late in the third quarter of 2024. When added to our usual brick-by-brick acquisition efforts, the Ameredev acquisition is expected to increase Matador’s acreage position in the core of the northern Delaware Basin to 191,900 net acres (see Slide A). We also anticipate that the Ameredev acquisition (once closed) will have the effect of adding significantly to our currently existing 10 to 15 years or more of high-quality inventory (see Slide B), continue our history of profitable and consistent growth at a measured pace (see Slide C) and increase our total proved reserves to over 600 million barrels of oil and natural gas equivalent (‘BOE’) (see Slide D). We are further encouraged that Matador’s stock has been the top performer among our peer group for the last month-and-a-half following the announcement of the proposed Ameredev acquisition (see Slide E). Given these developments, our Board, executive team and staff are increasingly excited about the outlook for the remainder of 2024 and beyond, as we continue to work together to build the value of Matador for our shareholders, staff, vendors, stakeholders and other friends from its original capitalization of $270,000 to its present market capitalization of approximately $8 billion.

Pending Ameredev Acquisition

“We believe Matador’s recent acquisitions of various oil and natural gas properties are unique and value-creating opportunities as Matador continues to build its asset base in the northern Delaware Basin. Ameredev, for example, comes with 33,500 net acres of high-quality rock, strong existing production expected to average 25,500 BOE per day in the third quarter of 2024, over 117 million BOE of reserves, high-quality inventory with 371 net locations and a complimentary investment in a midstream business with an approximate 19% equity interest in Piñon Midstream (see Slide F). The equity and debt securities offerings we completed earlier this year, together with the exceptional support of our bank group led by PNC Bank, have provided us with the financial flexibility and strength to acquire these and other high-quality assets. In fact, our careful management of the balance sheet has allowed us to end the second quarter of 2024 with only $95 million outstanding on our current $1.5 billion revolving credit agreement. We fully repaid the remaining outstanding balance in July 2024, and as of July 23, 2024 have no debt outstanding under our revolving credit agreement with our bank group.

“Matador expects Ameredev to continue operating its one drilling rig on its acreage prior to closing. Matador added a ninth drilling rig late in the second quarter of 2024 in order to help facilitate a smooth transition upon closing of the Ameredev acquisition. Until then, Matador’s ninth drilling rig will work on other Matador properties, and we will rely on Ameredev to operate its current drilling rig to drill its planned wells until closing. We are pleased that even though Matador added a ninth drilling rig late in the second quarter of 2024, we still expect Matador’s full-year 2024 drilling, completing and equipping (‘D/C/E’) capital expenditures to be between the midpoint and high end of our previously expected and announced range of $1.10 to $1.30 billion.

“Similar to the acquisition of Advance in 2023, our operations team expects to implement operational efficiencies such as ‘simul-frac’ and ‘trimul-frac’ completion operations, dual fuel technologies and other operational efficiencies on the Ameredev properties after closing. We anticipate providing additional detail regarding our expectations and plans for the remainder of 2024 on a combined basis with the Ameredev properties after the acquisition has closed. To this point, we have greatly appreciated the professional and continuous work of the Ameredev staff in administering and operating these properties until the anticipated closing of the acquisition, which is expected to occur late in the third quarter of 2024, subject to customary closing conditions, including regulatory approval.

Record Production and Wells Turned to Sales

“During the second quarter of 2024, Matador achieved record average total production of 160,305 BOE per day, which was 2% better than our expectation of an average of 157,250 BOE per day for the quarter. Matador’s record average oil production of 95,488 barrels of oil per day during the second quarter of 2024 was 3% better than our expected average of 93,000 barrels of oil per day for the quarter. The record production in the second quarter of 2024 does not include any production associated with the proposed Ameredev acquisition, as no production from Ameredev will be included in Matador’s results until after the expected closing of the acquisition late in the third quarter of 2024, subject to customary closing conditions, including regulatory approval. Matador’s record production in the second quarter of 2024 was due in part to the record 47 gross (38.6 net) operated horizontal wells turned to sales during the second quarter of 2024, which was the most in Matador’s history. We successfully delivered strong well results throughout our asset areas in the northern Delaware Basin, including the 21 gross (19 net) Dagger Lake South wells in our Antelope Ridge asset area that were acquired as part of the Advance acquisition last year (see Slide G). These wells have exceeded our expectations with 24-hour initial production test results averaging 1,728 BOE per day (83% oil). We are pleased with the teamwork of our production and midstream teams that worked together to provide flow assurance by using the Pronto-to-San Mateo natural gas connector pipeline installed in the first quarter of this year. This connector allowed the Dagger Lake South wells and Margarita wells acquired in the Advance acquisition to produce without any constraints during the second quarter of 2024.

Continued Operational Efficiencies and Teamwork

“In addition to record production performance, Matador also achieved lower-than-expected costs during the second quarter of 2024. D/C/E capital expenditures during the second quarter of 2024 were $314.5 million, which was $25.5 million, or 8%, better than our expectation of $340 million for the quarter. Approximately $10 million of this capital expenditure savings represent operational efficiencies and cost savings while the remaining decrease is due to timing of operations. In addition, our operations team set 20 drilling records during the second quarter of 2024 that saved an estimated $6 million. We are pleased with the continued excellent execution by the operations team that has now set a total of almost 300 drilling records with an estimated savings of approximately $50 million since the inception of our 24-hour MaxCom Operations Center in 2018 (see Slide H).

“One example of the innovation and operational efficiencies by Matador’s teams is the drilling of U-Turn wells. We drilled our first two U-Turn wells in 2023 in our Wolf asset area. These two wells continue to exceed our expectations and are producing similar to traditional two-mile lateral wells but with better per-foot costs than typical one-mile wells. We expect to turn to sales five additional U-Turn wells during the second half of 2024 with drilling savings exceeding $3 million per U-Turn well, or $15 million in the aggregate, as compared to drilling ten one-mile lateral length wells (see Slide I). During the second quarter of 2024, we drilled and cased the first and second of these five additional U-Turn wells. Two additional U-Turn wells were being drilled as of June 30, 2024 and our fifth U-Turn well for 2024 was spud in early July. We are excited to continue drilling and completing U-Turn wells throughout our northern Delaware position as appropriate opportunities present themselves.

“Matador also successfully performed its first ‘trimul-frac’ completion during the second quarter of 2024. We estimate that ‘trimul-frac’ completions save approximately $350,000 per well as compared to conventional ‘zipper-frac’ operations. For the remainder of 2024, Matador expects to complete its second ‘trimul-frac’ completion next month and has identified its first ‘remote trimul-frac’ test later in the third quarter of 2024. Matador’s improved operational efficiencies, together with our expectation of an increasingly competitive oilfield services market in the second half of 2024, have enabled us to revise our full-year 2024 expected drilling and completion costs down to $960 per completed lateral foot, which is an 11% decrease as compared to full-year 2023 drilling and completion costs of $1,075 per completed lateral foot.

40th Annual Meeting and Looking Ahead

“Matador held its 40th Annual Meeting of Shareholders on June 13, 2024. We were pleased to see so many of you there and appreciate your support as each of the proposals passed with nearly 90% support or better. Even though we are one of the top 10 oil and natural gas producers in New Mexico with a current market capitalization of approximately $8 billion, we still remember our humble beginnings over 40 years ago when Matador was founded with $270,000 from family and friends. Many of these original shareholders or their families remain shareholders today. We are grateful for their continued support as well as the support and friendship of all of our shareholders over these many years. The Board, management team and I would also like to especially thank our staff, shareholders, banks, bondholders and other friends, including our long-time vendors, that have helped us develop Matador into its present size and competence. We anticipate a strong finish to 2024 as we look forward to the various drilling and acquisition opportunities in front of us in 2025. Going forward under these circumstances, we like our chances to meet these targets.”

Second Quarter 2024 Matador Operational and Financial Highlights
(for comparisons to prior periods, please see the remainder of this press release)
•Average production of 160,305 BOE per day (95,488 barrels of oil per day)
•Net cash provided by operating activities of $592.9 million
•Adjusted free cash flow of $167.0 million
•Net income of $228.8 million, or $1.83 per diluted common share
•Adjusted net income of $255.9 million, or adjusted earnings of $2.05 per diluted common share
•Adjusted EBITDA of $578.1 million
•San Mateo net income of $38.3 million
•San Mateo Adjusted EBITDA of $58.0 million
•D/C/E capital expenditures of $314.5 million
•Midstream capital expenditures of $45.3 million

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Operational and Financial Update

Second Quarter 2024 Record Oil, Natural Gas and Total Oil and Natural Gas Equivalent Production

Matador’s total oil and natural gas production averaged 160,305 BOE per day in the second quarter of 2024, which was a 7% sequential production increase from an average of 149,760 BOE per day in the first quarter of 2024 and a 23% year-over-year increase from an average of 130,683 BOE per day in the second quarter of 2023. Matador’s year-over-year increase in total average production is due not only to the Advance acquisition that closed in April 2023 but also to increased production from new wells drilled by Matador on its existing assets and undeveloped acreage. In fact, Matador’s total oil and natural gas production during the second quarter of 2024 exceeded Matador’s guidance expectations by 2% and grew sequentially by 7%. On a year-to-year basis, Matador grew its total oil and natural gas production by 23% as summarized in the table below.

Production	Q2 2024 Average Daily Volume	Q2 2024 Guidance Range(1)	Difference(2)	Sequential(3)	YoY(4)
Total, BOE per day	160,305	156,500 to 158,000	+2% Better than Guidance	+7%	+23%
Oil, Bbl per day	95,488	92,500 to 93,500	+3% Better than Guidance	+13%	+25%
Natural Gas, MMcf per day	388.9	384.0 to 387.0	+1% Better than Guidance	Flat	+19%

(1) Production range previously projected, as provided on April 23, 2024.
(2) As compared to midpoint of guidance provided on April 23, 2024.
(3) Represents sequential percentage change from the first quarter of 2024.
(4) Represents year-over-year percentage change from the second quarter of 2023.

Second Quarter 2024 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the second quarter of 2024, as compared to the first quarter of 2024 and the second quarter of 2023.

	Sequential (Q2 2024 vs. Q1 2024)			YoY (Q2 2024 vs. Q2 2023)
Realized Commodity Prices	Q2 2024	Q1 2024	Sequential Change(1)	Q2 2024	Q2 2023	YoY Change(2)

Oil Prices, per Bbl	$81.20	$77.58	+5%	$81.20	$73.46	+11%
Natural Gas Prices, per Mcf	$2.00	$2.96	-32%	$2.00	$2.61	-23%
(1) Second quarter 2024 as compared to first quarter 2024.
(2) Second quarter 2024 as compared to second quarter 2023.

Second Quarter 2024 Operating Expenses

Matador’s lease operating expenses (“LOE”) decreased 3% sequentially from $5.60 per BOE in the first quarter of 2024 to $5.42 per BOE in the second quarter of 2024. This decrease is due in part to increased production volumes in the second quarter of 2024, partially offset by increased compression and equipment rental expenses. The second quarter 2024 LOE of $5.42 per BOE was consistent with Matador’s expected full-year 2024 LOE range of $5.25 to $5.75 per BOE.

Matador’s general and administrative (“G&A”) expenses decreased 12% sequentially from $2.18 per BOE in the first quarter of 2024 to $1.91 per BOE in the second quarter of 2024, which was a record low for Matador. This decrease is due in part to increased production volumes and a decrease in the value of certain employee stock awards that are settled in cash, which are measured at each quarterly reporting period. The value of these cash-settled stock awards decreased due to the 11% decrease in Matador’s share price from $66.77 at the end of the first quarter of 2024 to $59.60 at the end of the second quarter of 2024. Matador expects full-year 2024 G&A expenses to be between the midpoint and the low end of its previous expected and announced range of $2.00 to $2.50 per BOE.

Second Quarter 2024 Capital Expenditures

Matador’s D/C/E capital expenditures of $314.5 million for the second quarter of 2024 were approximately $25 million lower than expected, of which approximately $10 million represents realized D/C/E capital expenditure cost savings. Midstream capital expenditures of $45.3 million for the second quarter of 2024 were below Matador’s expectations of $60 million in total midstream capital expenditures for the quarter, as approximately $15 million in capital expenditures was deferred due to the timing of Pronto’s midstream projects.

Q2 2024 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$314.5	$340.0	-8%
Midstream	$45.3	$60.0	-25%
(1) Midpoint of guidance as provided on April 23, 2024.
(2) As compared to the midpoint of guidance provided on April 23, 2024.

Midstream Update

San Mateo’s operations in the second quarter of 2024 were highlighted by better-than-expected operating and financial results. These strong results primarily reflect better-than-expected volumes delivered by third party customers into the San Mateo system. San Mateo’s net income of $38.3 million and Adjusted EBITDA of $58.0 million were each better than expected.

The table below sets forth San Mateo’s throughput volumes, as compared to the first quarter of 2024 and the second quarter of 2023.

	Sequential (Q2 2024 vs. Q1 2024)			YoY (Q2 2024 vs. Q2 2023)
San Mateo Throughput Volumes	Q2 2024	Q1 2024	Change(1)	Q2 2024	Q2 2023	Change(2)

Natural gas gathering, MMcf per day	393	425	-8%	393	331	+19%
Natural gas processing, MMcf per day	355	399	-11%	355	373	-5%
Oil gathering and transportation, Bbl per day	46,300	48,800	-5%	46,300	41,400	+12%
Produced water handling, Bbl per day	429,800	435,800	-1%	429,800	335,000	+28%
(1) Second quarter 2024 as compared to first quarter 2024.
(2) Second quarter 2024 as compared to second quarter 2023.

Third Quarter 2024 Estimates

Third Quarter 2024 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 160,305 BOE per day in the second quarter of 2024 to grow by 2% to a midpoint of approximately 164,000 BOE per day in the third quarter of 2024.

	Q2 and Q3 2024 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q2 2024	160,305	95,488	388.9	60%
Q3 2024E	163,000 to 165,000	96,500 to 97,500	399.0 to 405.0	59%

Third Quarter 2024 Estimated Wells Turned to Sales

At July 23, 2024, Matador expects to turn to sales 32 gross (26.5 net) operated horizontal wells in the Delaware Basin during the third quarter of 2024, consisting of seven gross (7.0 net) wells in the Antelope Ridge asset area, ten gross (8.0 net) wells in the Arrowhead asset area, four gross (4.0 net) wells in the Ranger asset area and 11 gross (7.5 net) wells in the Rustler Breaks asset area.

Third Quarter 2024 Estimated Capital Expenditures

Matador is currently operating nine drilling rigs in the Delaware Basin and expects to operate nine drilling rigs for the remainder of 2024. Matador expects that this ninth drilling rig will add an incremental four gross (3.9 net) operated wells turned to sales in late December 2024, which is expected to add approximately 40,000 BOE to 2024 forecasted production. At July 23, 2024, Matador expects D/C/E capital expenditures for the third quarter of 2024 will be approximately $330 to $370 million, which is an 11% increase as compared to $314.5 million for the second quarter of 2024. Matador expects full-year 2024 D/C/E capital expenditures to be between the midpoint and the high end of its previous expected range of $1.10 to $1.30 billion. Matador estimates its proportionate share of midstream capital expenditures to be approximately $45 to $65 million in the third quarter of 2024, which is a 21% increase as compared to $45.3 million in the second quarter of 2024, primarily due to the timing of Pronto’s 2024 midstream projects. These capital expenditure estimates for the third quarter of 2024 do not include capital expenditures associated with the Ameredev properties.

Third Quarter 2024 Estimated Cash Taxes

Matador continues to expect to make cash tax payments of approximately 5 to 10% of pre-tax book net income for the year ended December 31, 2024. The Company’s cash tax payments will be dependent upon a variety of factors that will impact taxable income that cannot be calculated at this time, including commodity prices, weather, allowable tax deductions and any state or federal legislative changes thereon, the Ameredev transaction and other acquisitions, activity of offset operators and pipeline restrictions as well as any deductions or tax credits generated and earned that would offset tax liabilities in 2024.

Conference Call Information

The Company will host a live conference call on Wednesday, July 24, 2024, at 10:00 a.m. Central Time to review its second quarter 2024 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BI99e8d92f0e8649da9231bc26e8812ede and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the consummation and timing of the Ameredev acquisition, the anticipated benefits, opportunities and results with respect to the acquisition, including any expected value creation, reserves additions, midstream opportunities and other anticipated impacts from the Ameredev acquisition, as well as other aspects of the transaction, guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the ability of the parties to consummate the Ameredev acquisition in the anticipated timeframe or at all; risks related to the satisfaction or waiver of the conditions to closing the Ameredev acquisition in the anticipated timeframe or at all; risks related to obtaining the requisite regulatory approvals for the Ameredev acquisition; disruption from the Company’s acquisitions, including the Ameredev acquisition, making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Company’s acquisitions, including the Ameredev acquisition; the risk of litigation and/or regulatory actions related to the Company’s acquisitions, including the Ameredev acquisition, as well as the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions, including the Ameredev acquisition; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023
Net Production Volumes:(1)
Oil (MBbl)(2)	8,689	7,715	6,947
Natural gas (Bcf)(3)	35.4	35.5	29.7
Total oil equivalent (MBOE)(4)	14,588	13,628	11,892
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	95,488	84,777	76,345
Natural gas (MMcf/d)(6)	388.9	389.9	326.0
Total oil equivalent (BOE/d)(7)	160,305	149,760	130,683
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$81.20	$77.58	$73.46
Oil, with realized derivatives (per Bbl)	$81.20	$77.58	$73.46
Natural gas, without realized derivatives (per Mcf)(8)	$2.00	$2.96	$2.61
Natural gas, with realized derivatives (per Mcf)	$2.11	$2.97	$2.51
Revenues (millions):
Oil and natural gas revenues	$776.3	$703.5	$587.9
Third-party midstream services revenues	$32.7	$32.4	$30.1
Realized gain (loss) on derivatives	$3.8	$0.3	$(3.1)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.27	$5.15	$5.21
Lease operating	$5.42	$5.60	$5.13
Plant and other midstream services operating	$2.55	$2.91	$2.58
Depletion, depreciation and amortization	$15.49	$15.58	$14.93
General and administrative(9)	$1.91	$2.18	$2.25
Total(10)	$30.64	$31.42	$30.10
Other (millions):
Net sales of purchased natural gas(11)	$11.0	$10.0	$4.8

Net income (millions)(12)	$228.8	$193.7	$164.7
Earnings per common share (diluted)(12)	$1.83	$1.61	$1.37
Adjusted net income (millions)(12)(13)	$255.9	$206.2	$170.1
Adjusted earnings per common share (diluted)(12)(14)	$2.05	$1.71	$1.42
Adjusted EBITDA (millions)(12)(15)	$578.1	$505.4	$423.3
Net cash provided by operating activities (millions)(16)	$592.9	$468.6	$449.0
Adjusted free cash flow (millions)(12)(17)	$167.0	$28.6	$77.7

San Mateo net income (millions)(18)	$38.3	$39.7	$25.4
San Mateo Adjusted EBITDA (millions)(15)(18)	$58.0	$58.2	$42.7
San Mateo net cash provided by operating activities (millions)(18)	$48.1	$54.0	$17.3
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$35.2	$34.7	$20.6

D/C/E capital expenditures (millions)	$314.5	$350.7	$309.6
Midstream capital expenditures (millions)(19)	$45.3	$79.3	$11.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.

(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.40, $0.21 and $0.33 per BOE of non-cash, stock-based compensation expense in the second quarter of 2024, the first quarter of 2023 and the second quarter of 2023, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $46.3 million, $49.4 million and $31.9 million less expenses of $35.2 million, $39.4 million and $27.1 million in the second quarter of 2024, the first quarter of 2023 and the second quarter of 2023, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2024	December 31, 2023
ASSETS
Current assets
Cash	$15,242	$52,662
Restricted cash	48,661	53,636
Accounts receivable
Oil and natural gas revenues	294,019	274,192
Joint interest billings	204,931	163,660
Other	29,090	35,102
Derivative instruments	5,590	2,112
Lease and well equipment inventory	38,046	41,808
Prepaid expenses and other current assets	102,861	92,700
Total current assets	738,440	715,872
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	10,376,411	9,633,757
Unproved and unevaluated	1,478,247	1,193,257
Midstream properties	1,448,343	1,318,015
Other property and equipment	41,995	40,375
Less accumulated depletion, depreciation and amortization	(5,667,208)	(5,228,963)
Net property and equipment	7,677,788	6,956,441
Other assets
Derivative instruments	2,030	558
Other long-term assets	100,133	54,125
Total other assets	102,163	54,683
Total assets	$8,518,391	$7,726,996
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$96,241	$68,185
Accrued liabilities	388,353	365,848
Royalties payable	195,795	161,983
Amounts due to affiliates	19,576	28,688
Derivative instruments	14,704	—
Advances from joint interest owners	56,439	19,954
Other current liabilities	85,433	40,617
Total current liabilities	856,541	685,275
Long-term liabilities
Borrowings under Credit Agreement	95,000	500,000
Borrowings under San Mateo Credit Facility	512,000	522,000
Senior unsecured notes payable	1,374,596	1,184,627
Asset retirement obligations	93,952	87,485
Deferred income taxes	673,955	581,439
Other long-term liabilities	56,742	38,482
Total long-term liabilities	2,806,245	2,914,033
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 124,885,730 and 119,478,282 shares issued; and 124,811,349 and 119,458,674 shares outstanding, respectively	1,249	1,194
Additional paid-in capital	2,483,075	2,133,172
Retained earnings	2,150,292	1,776,541
Treasury stock, at cost, 74,381 and 19,608 shares, respectively	(2,990)	(45)
Total Matador Resources Company shareholders’ equity	4,631,626	3,910,862
Non-controlling interest in subsidiaries	223,979	216,826
Total shareholders’ equity	4,855,605	4,127,688
Total liabilities and shareholders’ equity	$8,518,391	$7,726,996

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Oil and natural gas revenues	$776,279	$587,917	$1,479,819	$1,090,826
Third-party midstream services revenues	32,651	30,075	65,008	56,586
Sales of purchased natural gas	46,265	31,898	95,711	66,152
Realized gain (loss) on derivatives	3,770	(3,148)	4,045	521
Unrealized loss on derivatives	(11,829)	(8,659)	(9,754)	(15,726)
Total revenues	847,136	638,083	1,634,829	1,198,359
Expenses
Production taxes, transportation and processing	76,812	61,991	146,965	117,477
Lease operating	79,030	61,043	155,325	105,450
Plant and other midstream services operating	37,258	30,657	76,881	61,702
Purchased natural gas	35,240	27,103	74,672	55,551
Depletion, depreciation and amortization	225,934	177,514	438,245	303,839
Accretion of asset retirement obligations	1,329	792	2,602	1,491
General and administrative	27,913	26,715	57,566	49,148
Total expenses	483,516	385,815	952,256	694,658
Operating income	363,620	252,268	682,573	503,701
Other income (expense)
Net loss on impairment	—	(202)	—	(202)
Interest expense	(35,986)	(34,229)	(75,548)	(50,405)
Other (expense) income	(2,121)	16,564	(1,544)	16,903
Total other expense	(38,107)	(17,867)	(77,092)	(33,704)
Income before income taxes	325,513	234,401	605,481	469,997
Income tax provision (benefit)
Current	30,104	(4,929)	47,376	—
Deferred	47,882	62,235	97,388	113,978
Total income tax provision	77,986	57,306	144,764	113,978
Net income	247,527	177,095	460,717	356,019
Net income attributable to non-controlling interest in subsidiaries	(18,758)	(12,429)	(38,219)	(28,223)
Net income attributable to Matador Resources Company shareholders	$228,769	$164,666	$422,498	$327,796
Earnings per common share
Basic	$1.83	$1.38	$3.46	$2.75
Diluted	$1.83	$1.37	$3.45	$2.73
Weighted average common shares outstanding
Basic	124,786	119,183	122,253	119,109
Diluted	124,896	119,842	122,438	119,856

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating activities
Net income	$247,527	$177,095	$460,717	$356,019
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss on derivatives	11,829	8,659	9,754	15,726
Depletion, depreciation and amortization	225,934	177,514	438,245	303,839
Accretion of asset retirement obligations	1,329	792	2,602	1,491
Stock-based compensation expense	2,974	3,931	5,812	6,221
Deferred income tax provision	47,882	62,235	97,388	113,978
Amortization of debt issuance cost and other debt-related costs	4,942	2,057	9,586	2,895
Other non-cash changes	(331)	(15,682)	(664)	(15,682)
Changes in operating assets and liabilities
Accounts receivable	433	15,501	(55,086)	56,407
Lease and well equipment inventory	(5,336)	(2,814)	(7,380)	(7,237)
Prepaid expenses and other current assets	1,794	(7,607)	320	(24,124)
Other long-term assets	(410)	2,037	(156)	2,072
Accounts payable, accrued liabilities and other current liabilities	19,646	11,639	14,832	(28,232)
Royalties payable	17,289	9,709	33,811	10,085
Advances from joint interest owners	18,714	4,826	36,485	(4,979)
Income taxes payable	(2,179)	(2,400)	13,846	(1,677)
Other long-term liabilities	890	1,519	1,377	1,709
Net cash provided by operating activities	592,927	449,011	1,061,489	788,511
Investing activities
Drilling, completion and equipping capital expenditures	(375,076)	(315,367)	(611,715)	(539,511)
Acquisition of Advance	—	(1,528,427)	—	(1,608,427)
Acquisition of Ameredev	(95,250)	—	(95,250)	—
Acquisition of oil and natural gas properties	(53,846)	(32,034)	(256,110)	(55,897)
Midstream capital expenditures	(52,115)	(18,730)	(157,201)	(32,871)
Expenditures for other property and equipment	(545)	(709)	(771)	(2,478)
Proceeds from sale of assets	—	—	900	451
Net cash used in investing activities	(576,832)	(1,895,267)	(1,120,147)	(2,238,733)
Financing activities
Repayments of borrowings under Credit Agreement	(790,000)	(2,190,000)	(1,720,000)	(2,190,000)
Borrowings under Credit Agreement	625,000	2,750,000	1,315,000	2,750,000
Repayments of borrowings under San Mateo Credit Facility	(71,000)	(53,000)	(136,000)	(108,000)
Borrowings under San Mateo Credit Facility	57,000	38,000	126,000	103,000
Cost to amend credit facilities	(132)	—	(11,424)	(8,645)
Proceeds from issuance of senior unsecured notes	900,000	494,800	900,000	494,800
Cost to issue senior unsecured notes	(15,621)	(8,255)	(15,621)	(8,255)
Purchase of senior unsecured notes	(699,191)	—	(699,191)	—
Proceeds from issuance of common stock	—	—	344,663	—
Cost to issue equity	(2,513)	—	(2,566)	—
Dividends paid	(24,889)	(17,917)	(48,747)	(35,685)
Contributions related to formation of San Mateo	8,750	—	10,250	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	11,760	24,500	19,110	24,500
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(24,451)	(25,333)	(50,176)	(44,443)
Taxes paid related to net share settlement of stock-based compensation	(925)	(3,881)	(14,440)	(22,790)
Other	(306)	(248)	(595)	(452)
Net cash (used in) provided by financing activities	(26,518)	1,008,666	16,263	968,730
Change in cash and restricted cash	(10,423)	(437,590)	(42,395)	(481,492)
Cash and restricted cash at beginning of period	74,326	503,428	106,298	547,330
Cash and restricted cash at end of period	$63,903	$65,838	$63,903	$65,838

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$228,769	$193,729	$164,666
Net income attributable to non-controlling interest in subsidiaries	18,758	19,461	12,429
Net income	247,527	213,190	177,095
Interest expense	35,986	39,562	34,229
Total income tax provision	77,986	66,778	57,306
Depletion, depreciation and amortization	225,934	212,311	177,514
Accretion of asset retirement obligations	1,329	1,273	792
Unrealized loss (gain) on derivatives	11,829	(2,075)	8,659
Non-cash stock-based compensation expense	2,974	2,838	3,931
Net loss on impairment	—	—	202
Expense (income) related to contingent consideration and other	2,933	—	(15,577)
Consolidated Adjusted EBITDA	606,498	533,877	444,151
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(28,425)	(28,507)	(20,900)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$578,073	$505,370	$423,251

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$592,927	$468,562	$449,011
Net change in operating assets and liabilities	(50,841)	12,792	(32,410)
Interest expense, net of non-cash portion	31,044	34,918	32,172
Current income tax provision (benefit)	30,104	17,272	(4,929)
Other non-cash and non-recurring expense	3,264	333	307
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(28,425)	(28,507)	(20,900)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$578,073	$505,370	$423,251

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$38,285	$39,718	$25,365
Depletion, depreciation and amortization	9,237	9,170	8,675
Interest expense	9,189	9,193	8,533
Accretion of asset retirement obligations	99	97	80
Non-recurring expense	1,200	—	—
Adjusted EBITDA	$58,010	$58,178	$42,653

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2024	2024	2023
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$48,052	$54,005	$17,326
Net change in operating assets and liabilities	(154)	(4,746)	17,043
Interest expense, net of non-cash portion	8,912	8,919	8,284
Non-recurring expense	1,200	—	—
Adjusted EBITDA	$58,010	$58,178	$42,653

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30,	March 31,	June 30,
	2024	2024	2023
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$228,769	$193,729	$164,666
Total income tax provision	77,986	66,778	57,306
Income attributable to Matador Resources Company shareholders before taxes	306,755	260,507	221,972
Less non-recurring and unrealized charges to income before taxes:
Unrealized loss (gain) on derivatives	11,829	(2,075)	8,659
Net loss on impairment	—	—	202
Expense (income) related to contingent consideration and other	5,359	2,580	(15,577)
Adjusted income attributable to Matador Resources Company shareholders before taxes	323,943	261,012	215,256
Income tax expense(1)	68,028	54,813	45,204
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$255,915	$206,199	$170,052

Weighted average shares outstanding - basic	124,786	119,721	119,183
Dilutive effect of options and restricted stock units	110	532	659
Weighted average common shares outstanding - diluted	124,896	120,253	119,842
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$2.05	$1.72	$1.43
Diluted	$2.05	$1.71	$1.42

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2024	2024	2023
Net cash provided by operating activities	$592,927	$468,562	$449,011
Net change in operating assets and liabilities	(50,841)	12,792	(32,410)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(23,470)	(24,137)	(16,841)
Performance incentives received from Five Point	8,750	1,500	—
Total discretionary cash flow	527,366	458,717	399,760

Drilling, completion and equipping capital expenditures	375,076	236,639	315,367
Midstream capital expenditures	52,115	105,086	18,730
Expenditures for other property and equipment	545	226	709
Net change in capital accruals	(61,168)	95,342	(5,985)
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(6,220)	(7,138)	(6,752)
Total accrual-based capital expenditures(3)	360,348	430,155	322,069
Adjusted free cash flow	$167,018	$28,562	$77,691

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	June 30,	March 31,	June 30,
(In thousands)	2024	2024	2023
Net cash provided by San Mateo operating activities	$48,052	$54,005	$17,326
Net change in San Mateo operating assets and liabilities	(154)	(4,746)	17,043
Total San Mateo discretionary cash flow	47,898	49,259	34,369

San Mateo capital expenditures	11,215	23,211	12,006
Net change in San Mateo capital accruals	1,479	(8,644)	1,774
San Mateo accrual-based capital expenditures	12,694	14,567	13,780
San Mateo adjusted free cash flow	$35,204	$34,692	$20,589